Exhibit 3.1

AMENDMENT  NO. 7
TO THE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
TWC HOLDING LLC

This Amendment No. 7 (this “Amendment”) to the Limited Liability Company Operating Agreement of TWC Holding LLC, a Delaware limited liability company (the “Company”), is entered into, and shall be effective as of January 24, 2007, by The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”).

WHEREAS, the Company was formed pursuant to that certain Limited Liability Company Operating Agreement, dated as of June 30, 2004, among Veritas and certain named employees of the Wornick Group, as amended by (i) Amendment No. 1 to the Limited Liability Company Operating Agreement, dated as of August 18, 2004, among Veritas and the Members named therein, (ii) Amendment No. 2 to the Limited Liability Company Operating Agreement, dated as of April 11, 2005, among Veritas and the Members named therein, (iii) Amendment No. 3 to the Limited Liability Company Operating Agreement, dated as of November 11, 2005, among Veritas and the Members named therein, (iv) Amendment No. 4 to the Limited Liability Company Operating Agreement, dated as of March 31, 2006, between Veritas and the Member named therein, (v) Amendment No. 5 to the Limited Liability Company Operating Agreement, dated as of May 1, 2006, between Veritas and the Member named therein, and (vi) Amendment No. 6 to the Limited Liability Company Operating Agreement, dated as of November 8, 2006, among Veritas and the Members named therein (collectively, the “Operating Agreement”); and

WHEREAS, Veritas desires to amend the Operating Agreement to reflect an additional Capital Contribution by Veritas in the amount of $5,000,000 and certain other changes;

NOW, THEREFORE, in consideration of the mutual agreements made herein, Veritas hereby agrees to amend the Operating Agreement as follows:

1.             Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Operating Agreement.

2.             Effective as of January 11, 2007, Veritas makes, pursuant to Section 3.5 of the Operating Agreement, an additional Capital Contribution in the amount of $5,000,000.

3.             Schedule A to the Operating Agreement is hereby amended to reflect (i) the Capital Contributions of the Class A Members after deducting therefrom the prior Distributions to the Class A Members, (ii) the additional Capital Contribution made by

Veritas pursuant to paragraph 2 hereof and (iii) the resulting changes to the Class A Percentage Interests of all Class A Members.

4.             All other terms of the Operating Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Veritas has executed this Amendment as of the date first above written.

THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert B. McKeon
Authorized Signatory

SCHEDULE A

Class A Members	Capital Contribution less Distribution		Percentage of Class A Interests	Class A Percentage Interest
The Veritas Capital Fund II, L.P. 590 Madison Avenue New York, New York 10022 Attn: Robert B. McKeon	$18,289,314		96.0674%	88.6222%
Larry L. Rose 3900 North 10th Street, Suite 910 McAllen, TX 78501	$243,325		1.2781%	1.1791%
Keith Frase 412 Cardinal Avenue McAllen, TX 78501-2750	$149,739	(1)	0.7865%	0.7256%
Jon Geisler 7595 Fawnmeadow Lane Sharonville, OH 45241	$149,739		0.7865%	0.7256%
Humberto Cavazos 5005 N. 8th Street McAllen, TX 78504	$56,152		0.2949%	0.2721%
Michael Hyche The Wornick Company 10825 Kenwood Road Cincinnati, Ohio 45242	$37,435		0.1966%	0.1814%
Kevin Mooi 1518 Walton Lane S.E. Smyrna, GA 30082	$37,435		0.1966%	0.1814%
John Kowalchik The Wornick Company 10825 Kenwood Road Cincinnati, OH 45242-2811	$37,435		0.1966%	0.1814%
Lealan Westfield 1608 Lark McAllen, TX 78504-3344	$37,435		0.1966%	0.1814%
Total Class A	$19,038,007		100.0000%	92.2500%

1   50% of Keith Frase’s interest awarded to Amy Beth Frase, 1501 Jonquil, McAllen, Texas 78501 in divorce decree.

A-1